Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183017

PROSPECTUS SUPPLEMENT
(to Prospectus dated August 14, 2012)

10,000,000 Shares

ANADIGICS, Inc.

Common Stock

We are offering 10,000,000 shares of our common stock. We will receive all of the net proceeds from the sale of such common stock. Our common stock is listed on The NASDAQ Global Market under the symbol “ANAD.” On March 13, 2013, the last reported sale price for our common stock on The NASDAQ Global Market was $2.21 per share.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporated by reference, before you invest in our stock. Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement, the “Risk Factors” section beginning on page 2 of the accompanying prospectus and the “Risk Factors” section beginning on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference.

	Per Share	Total
Public offering price	$2.00	$20,000,000
Underwriting discount(1)	$0.125	$1,250,000
Proceeds, before expenses, to us	$1.875	$18,750,000

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters may also purchase up to an additional 1,500,000 shares of common stock from us at the public offering price, less the underwriting discount, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement. If the underwriters exercise the over-allotment option in full, the total underwriting discount payable by us will be $1,437,500 and the total proceeds, before expenses, to us will be $21,562,500.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery on or about March 19, 2013.

Sole Book-Running Manager

Needham & Company

Co-Manager

Craig-Hallum Capital Group

The date of this prospectus supplement is March 14, 2013.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-183017) that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying prospectus in one or more offerings up to a total of $60.0 million.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone else to give any information or to make any representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter, dealer or agent. You should not assume that the information provided by this prospectus or the accompanying prospectus supplement is accurate as of any date other than the respective dates on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision.

It is important for you to read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in these documents in making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections entitled “Incorporation of Documents by Reference” and “Where You Can Find More Information.” We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We use various trademarks and trade names in our business, including without limitation “ANADIGICS.” This prospectus supplement and the accompanying prospectus also contain other trademarks, trade names and service marks that are the property of their respective owners.

In this prospectus supplement and in the accompanying prospectus, unless the context requires otherwise, references to “ANADIGICS,” “Company,” “we,” “us” and “our” mean ANADIGICS, Inc. and its subsidiaries. Certain terms used in this prospectus supplement and in the accompanying prospectus are defined under the section entitled “Glossary.”

FORWARD-LOOKING INFORMATION

CERTAIN STATEMENTS IN THIS PROSPECTUS SUPPLEMENT OR DOCUMENTS INCORPORATED HEREIN BY REFERENCE ARE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED) THAT INVOLVE RISKS AND UNCERTAINTIES. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS WE “BELIEVE”, “ANTICIPATE”, “EXPECT” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE OUR FUTURE PLANS, OBJECTIVES, ESTIMATES OR GOALS ARE FORWARD-LOOKING STATEMENTS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SUPPLEMENT SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS SUPPLEMENT. YOU ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISK AND UNCERTAINTIES, AS WELL AS ASSUMPTIONS THAT IF THEY MATERIALIZE OR PROVE INCORRECT, COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FURTHER, ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACT, ARE STATEMENTS THAT COULD BE DEEMED FORWARD-LOOKING STATEMENTS. WE ASSUME NO OBLIGATION AND DO NOT INTEND TO UPDATE THESE FORWARD-LOOKING STATEMENTS, EXCEPT AS MAY BE REQUIRED BY LAW. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS AND DEVELOPMENTS TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS PRESENTED HEREIN INCLUDE THE RISK FACTORS DISCUSSED IN THIS PROSPECTUS SUPPLEMENT, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to these documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We hereby incorporate by reference the following:

(1)	our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 1, 2013;

(2)	our Definitive Proxy Statement on Schedule 14A filed on March 28, 2012 and incorporated into Part III of our annual report on Form 10-K for the fiscal year ended December 31, 2011; and

(3)

our description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on March 8, 1995, including any amendments or reports filed for the purpose of updating this description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing of such documents.

Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or certain exhibits pursuant to Item 9.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement. All information incorporated by reference is part of this prospectus supplement, unless and until that information is updated and superseded by the information contained in this prospectus supplement, the accompanying prospectus, or any information later incorporated.

We will furnish to you at no cost, upon written or oral request, a copy of all of the documents that have been incorporated by reference in this prospectus supplement, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus supplement. Requests should be directed to:

Terrence G. Gallagher, Vice President and Chief Financial Officer
ANADIGICS, Inc.
141 Mt. Bethel Road, Warren, New Jersey 07059
telephone: (908) 668-5000

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front page of those documents.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors,” and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

ANADIGICS, INC.

We are a global leader in the design and manufacture of radio frequency semiconductor solutions for cellular wireless, WiFi, and infrastructure applications. Our product portfolio includes power amplifiers, FEICs, FEMs, and line amplifiers. Our cellular wireless products enable mobile handsets, smartphones, tablets, notebooks, datacards, automotive, M2M, and industrial devices to access 3G and 4G wireless networks utilizing international standards, such as LTE, HSPA, WCDMA, EVDO, CDMA and WiMAX. Our WiFi products enable wireless LAN connectivity for mobile and fixed-point devices, such as smartphones, tablets, notebooks, and base stations, optimizing the latest WiFi standards, including 802.11ac and 802.11n. Our infrastructure solutions include both wireless infra-structure and CATV products. Our wireless infrastructure power amplifiers enable 3G and 4G small-cell bastions, while our CATV products provide the critical link in CATV infrastructure network devices, as well as set-top boxes and cable modems.

Our business strategy is focused on enabling anytime, anywhere connectivity with solutions that offer greater performance and integration to enhance the consumer’s experience. We are a customer-centric organization that works closely with leading equipment manufacturers, such as OEMs and ODMs. We also partner with industry-leading chipset providers where our functionality enhances their reference designs. We believe that our products cost-effectively enhance communications devices by improving RF performance, reliability, and integration, while reducing the size, weight and cost of these products.

We were incorporated in Delaware. Our principal executive offices are located at 141 Mt. Bethel Road, Warren, New Jersey 07059. Our telephone number is (908) 668-5000.

THE OFFERING

Common stock offered by us	10,000,000 shares

Common stock to be outstanding after this offering	81,738,317 shares (or 83,238,317 shares if the option to purchase additional shares is exercised in full)

Option to purchase additional shares

We have granted the underwriters an option to purchase up to an additional 1,500,000 shares from us at the public offering price, less the underwriting discount, within 30 days of the date of this prospectus supplement.

Use of proceeds	The proceeds of this offering will be used for working capital and general corporate purposes.

Dividend policy

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition and operating results.

Risk factors

Investing in our common stock involves certain risks. See the information under the caption “Risk Factors” in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

NASDAQ Global Market Symbol	ANAD

The number of shares of our common stock to be outstanding after the offering is based on 71,738,317 shares of our common stock outstanding as of December 31, 2012 and excludes:

•

2,495,176 shares of common stock issuable upon exercise of outstanding options as of December 31, 2012 at a weighted average exercise price of $4.89 per share, of which 2,011,348 were exercisable at December 31, 2012;

•

1,429,606 shares of common stock issuable upon the release of outstanding restricted stock units granted under our equity Long-Term Incentive Plan with a weighted average grant date fair value of $4.63 per share (excluding 956,375 shares of our restricted stock units subject to shareholder approval);

•	1,240,922 shares of common stock reserved for future issuance under our Long-Term Incentive Plan; and

•	2,655,706 shares of our common stock available for issuance pursuant to our employee stock purchase plan.

Unless otherwise stated, the information in this prospectus supplement assumes that the underwriters have not exercised their option to purchase additional shares from us to cover over-allotments.

RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the following risk factors and all other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Relating to Our Business

We have experienced losses in the past, and may experience losses in the future.

We have incurred substantial operating and net losses in the past, including 2012, and we expect to continue to incur losses in 2013. If economic conditions worsen or there is an abrupt change in our customers’ businesses or markets, our business, financial condition and results of operations will likely be materially and adversely affected.

Our results of operations can vary significantly due to the cyclical nature of the semiconductor industry and our end markets.

The semiconductor industry and our end markets have been cyclical, seasonal and subject to significant downturns. Further, the industry can have limited visibility into customers’ forecasts and inventory levels. In past years, the industry has experienced periods marked by market weaknesses that created lower order demand, production overcapacity, high inventory levels, and accelerated declines in average selling prices for our products. These factors negatively affected our financial condition and results of operations during these periods and may negatively affect our financial condition and results of operations in the future.

Our results of operations also may be subject to significant quarterly and annual fluctuations. These fluctuations are due to a number of factors, many of which are beyond our control, including, among others: (i) changes in end-user demand for the products manufactured with our products and sold by our customers; (ii) the effects of competitive pricing pressures, including decreases in average selling prices of our products; (iii) industry production capacity levels and fluctuations in industry manufacturing yields; (iv) levels of inventory in our end markets; (v) availability and cost of products from our suppliers; (vi) the gain or loss of significant customers; (vii) our ability to develop, introduce and market new products and technologies on a timely basis; (viii) new product and technology introductions by competitors; (ix) changes in the mix of products produced and sold; (x) market acceptance of our products and our customers; and (xi) intellectual property disputes.

As a result, we may experience substantial period-to-period fluctuations in future operating results. Investors should not rely on our results of operations for any previous period as an indicator of what results may be for any future period. Failure of our operating results to meet the expectations of analysts or investors could materially and adversely affect the price of our common stock.

We depend on a few large customers for a significant portion of our revenue; a loss of a significant customer or a decrease in purchases and/or changes in purchasing or payment patterns by one of these customers could materially and adversely affect our revenues and our ability to forecast revenues.

We receive a significant portion of our revenues from a few significant customers and their subcontractors. Our financial condition and results of operations have been materially and adversely affected in the past by the failure of anticipated orders to be realized and by deferrals or cancellations of orders as a result of changes in customer requirements. If we were to lose any of our major customers, or if sales to these customers were to decrease materially, our financial condition and results of operations could be materially and adversely affected. Further, if a customer encounters financial difficulties of its own as a result of a change in demand or for any other reason, the customer’s ability to make timely payments to us for non-returnable products could be impaired.

If we fail to sell a high volume of products, our operating results may be adversely affected.

We have both increased capacity in and underutilized our manufacturing facility in recent years. In years in which we had excess capacity, this excess capacity meant we incurred higher fixed costs for our products relative to the revenues we generated. Because large portions of our manufacturing costs are relatively fixed, our manufacturing volumes are critical to our operating results. If we fail to achieve and maintain acceptable manufacturing volumes or experience product shipment delays, our results of operations could be harmed. During periods of decreased demand, our high fixed manufacturing costs negatively affect our results of operations. We base our expense levels in part on our expectations of future orders and these expense levels are predominantly fixed. If we receive fewer customer orders than expected or if our customers delay or cancel orders, we may not be able to reduce our manufacturing costs, which would have an adverse effect on our results of operations. If we are unable to improve utilization levels and correctly manage capacity, the increased expense levels relative to revenue will have an adverse effect on our business, financial condition and results of operations.

We face intense competition, which could result in a decrease in our products’ prices and sales.

The markets for our products are intensely competitive and are characterized by rapid technological change. We compete with U.S. and international semiconductor and IC manufacturers of all sizes, some of whom have significantly greater financial, technical, manufacturing and marketing resources than we do. We currently face significant competition in our markets and expect that intense price and product competition will continue. This competition has resulted in, and is expected to continue to result in, declining average selling prices for our products and increased challenges in maintaining or increasing market share. We believe that the principal competitive factors for suppliers in our markets include, among others: (i) time-to-market; (ii) timely new product innovation; (iii) product quality, reliability and performance; (iv) product price; (v) features available in products; (vi) compliance with industry standards; (vii) strategic relationships with leading reference design providers and customers; (viii) access to and protection of intellectual property; (ix) market acceptance; and (x) maintaining access to raw materials, supplies and services at a competitive cost.

Certain of our competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can.

Current and potential competitors have established, or may in the future establish, financial or strategic relationships among themselves or with customers, distributors, reference design providers or other third parties with whom we have or may in the future have relationships. If our competitors are able to strengthen existing, or establish new, relationships with these third parties they may rapidly acquire market share at our expense, which has occurred to some extent in the past when we were unable to fully meet customer demand due to capacity constraints. We cannot assure you that we will be able to compete successfully against current and potential competitors. Increased competition could result in pricing pressures, decreased gross margins and loss of market share and may materially and adversely affect our financial condition and results of operations.

We need to keep pace with rapid product and process development and technological changes as well as product cost reductions to be competitive.

The markets for our products are characterized by rapid changes in both product and process technologies based on the continuous demand for product enhancements, higher levels of integration, decreased size and reduced power consumption. Because the continuous evolution of these technologies and frequent introduction of new products and enhancements have generally resulted in short product life cycles for our wireless products, we believe that our future success will depend, in part, upon our ability to continue to improve the efficiency of our products and process technologies and rapidly develop new products and process technologies. The successful development of our products is highly complex and depends on numerous factors, including our ability to anticipate customer and market requirements and changes in technology and industry standards, our ability to differentiate our products from offerings of our competitors, and our ability to protect, develop or otherwise obtain adequate intellectual property for our new products. If a competing technology emerges that is, or is perceived to be, superior to our existing technology and we are unable to develop and/or implement the new technology successfully or to develop and implement a competitive and economically acceptable alternative technology, our financial condition and results of operations could be materially and adversely affected. This implementation may require us to modify the manufacturing process for our products, design new products to more stringent standards, and redesign some existing products, which may prove difficult for us and result in sub-optimal manufacturing yields, delays in product deliveries and increased expenses. We will need to make substantial investments to develop these enhancements and technologies, and we cannot assure investors that we will have funds available for these investments or that these enhancements and technologies will be successful. Although we have reduced production costs through decreasing raw wafer costs, increasing wafer size and fabrication yields, decreasing die size and achieving higher volumes, we might not be able to do so in the future. To offset these decreases, we must achieve yield improvements and other cost reductions for existing products, and introduce new products that can be manufactured at lower costs.

If Original Equipment Manufacturers (OEMs) and Original Design Manufacturers (ODMs) of communications electronics products do not design our products into their equipment, we will have difficulty selling those products. Moreover, a “design win” from a customer does not guarantee future sales to that customer.

Our products are not sold directly to the end-user, but are components or subsystems of other products. As a result, we rely on OEMs and ODMs of wireless communications electronics products to select our products from among alternative offerings to be designed into their equipment. Without these “design wins,” we would have difficulty selling our products. If a manufacturer designs another supplier’s product into one of its product platforms, it is more difficult for us to achieve future design wins with that platform because changing suppliers involves significant cost, time, effort and risk on the part of that manufacturer. Also, achieving a design win with a customer does not ensure that we will receive significant revenues from that customer. Even after a design win, the customer is not obligated to purchase our products and can choose at any time to reduce or cease use of our products, including for example, if its own products are not commercially successful. We may not continue to achieve design wins or to convert design wins into actual sales, and failure to do so could materially and adversely affect our operating results.

Lengthy product development and sales cycles associated with many of our products may result in significant expenditures before generating any revenues related to those products.

After our product has been developed, tested and manufactured, our customers may need three to six months or longer to integrate, test and evaluate our product and an additional three to six months or more to begin volume production of equipment that incorporates the product. This lengthy cycle time increases the possibility that a customer may decide to cancel or change product plans, which could reduce or eliminate our sales to that customer. As a result of this lengthy sales cycle, we may incur significant research and development expenses, and selling and administrative expenses, before we generate the related revenues for these products. Furthermore, we may never generate the anticipated revenues from a product after incurring such expenses if our customer cancels or changes its product plans.

Uncertainties involving the ordering and shipment of our products could adversely affect our business.

Our sales are typically made pursuant to individual purchase orders and not under long-term supply arrangements with our customers. Our customers may cancel orders before shipment. Additionally, we sell a portion of our products through distributors, some of whom have certain rights to return unsold products. We may purchase and manufacture inventory based on estimates of customer demand for our products, which is difficult to predict. This difficulty may be compounded when we sell to OEMs or ODMs indirectly through distributors or contract manufacturers, or both, as our forecasts of demand will then be based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products, or overproduction due to a change in anticipated order volumes could result in us holding excess or obsolete inventory, which could result in inventory write-downs and, in turn, could have a material adverse effect on our financial condition. In addition, shortened customer order lead times and opportunistic orders may not be filled timely due to a lack of, or inadequate level of uncommitted inventory resulting in lower revenues than possible. In addition, shortened customer order lead times may make it difficult to forecast revenues.

We face risks from failures in our manufacturing processes and the processes of our vendors.

The fabrication of ICs, particularly those made of GaAs, is a highly complex and precise process. Our ICs are primarily manufactured on wafers made of GaAs requiring multiple process steps. It requires production in a highly controlled, clean environment. Minor impurities, contamination of the clean room environment, errors in any step of the fabrication process, defects in the masks used to print circuits on a wafer, defects in equipment or materials, downtime on equipment, human error, interruptions in electrical supply or a number of other factors can cause a substantial interruption in our manufacturing processes. Moreover, our manufacturing process is subject to fluctuations in our demand and fab utilization. In an environment of increasing manufacturing output and personnel to satisfy increasing demand, we may incur manufacturing disruptions limiting supply to customers.

Our customers specify quality, performance and reliability standards that we must meet. If our products do not meet these standards, we may be required to rework or replace the products. Our products may contain undetected defects or failures that only become evident after we commence volume shipments, which we may experience from time to time. Other defects or failures may also occur in the future. If such failures or defects occur, we could: (i) lose revenues; (ii) incur increased costs such as warranty expense and costs associated with customer support; (iii) experience delays, cancellations or rescheduling of orders for our products; (iv) experience increased product returns or discounts; or (v) damage our reputation which could make it difficult for us to sell our products to existing and prospective customers.

Additionally, our operations may be affected by lengthy or recurring disruptions of operations at our production facility or those of our subcontractors. These disruptions may include electrical power outages, fire, earthquakes, flooding, international conflicts, war, acts of terrorism, or other natural or man-made disasters. Specifically, in the fourth quarter of 2011, one of our subcontractors was impacted by the floods in Thailand, resulting in a temporary interruption of supply, and more recently in the fourth quarter of 2012, our New Jersey offices and manufacturing facility were impacted by the loss of power, access restrictions and delivery delays caused by Hurricane Sandy. Disruptions of our manufacturing operations could cause significant delays in our shipments unless and until we are able to shift the manufacturing of such products from an affected facility to another facility or the disruption is remedied. Furthermore, many of our customers require that they qualify a new manufacturing source before they will accept products from such source. This qualification process may be expensive and time consuming. In the event of such delays, we cannot assure you that the required alternative capacity would be available on a timely basis or at all. Even if alternative manufacturing capacity or assembly and test capacity is available, we may not be able to obtain it on favorable terms, which could result in higher costs and/or a loss of customers. We may be unable to obtain sufficient manufacturing capacity to meet demand, either at our own facilities or through external manufacturing. In the event we are unable to supply our customers with products previously assembled by our subcontractors on a timely basis, such customers may seek alternative suppliers.

Due to the highly specialized nature of the gallium arsenide IC manufacturing process, in the event of a disruption at the Warren, New Jersey semiconductor wafer fab, alternative gallium arsenide production capacity for certain processes would not be readily available from third-party sources. Any disruptions could have a material adverse effect on our business, financial condition and results of operations.

We also depend on certain vendors for components, equipment and services. We maintain stringent policies regarding qualification of these vendors. However, if these vendors’ processes vary in reliability or quality, they could negatively affect our products, and thereby, our results of operations.

Our dependence on foreign semiconductor component suppliers, assembly and test operations contractors could lead to delays in or reductions of product shipments.

We do not assemble or test all of our ICs or multi-chip modules. Instead, we provide the IC die and, in some cases, packaging and other components to assembly and test vendors located primarily in Asia. Our products contain numerous component parts, substrates and silicon-based products, obtained from external suppliers. The use of external suppliers involves a number of risks, including the possibility of material disruptions in the supply of key components and the lack of control over delivery schedules, capacity constraints, manufacturing yields, quality, fabrication costs, warranty issues and protection of intellectual property. Further, we are dependent upon a few foreign semiconductor assembly and test subcontractors. If these vendors’ processes vary in reliability or quality, they could negatively affect our products and, therefore, our results of operations. If we are unable to obtain sufficient high quality and timely component parts, assembly or test service, if we experience delays in transferring or requalifying our production between suppliers, assembly or test locations or if means of transportation to or from these locations are interrupted, we would experience increased costs, delays or reductions in product shipment, and/or reduced product yields, which could materially and adversely affect our financial condition and results of operations.

The short life cycles and nature of semiconductor production, including the potential for order cancellation and need to build product to a customer’s forecast may leave us with obsolete or excess inventories.

The life cycles of some of our products depend heavily upon the life cycles of the end products into which our products are designed. For example, we estimate that current life cycles for wireless handsets, and in turn our wireless products, are approximately 9 to 12 months. Products with short life cycles require us to manage production and inventory levels closely. We are subject to increased inventory risks and costs because we build our products based on forecasts provided by customers before receiving purchase orders for the products. As a result we incur inventory and manufacturing costs in advance of anticipated sales. Unanticipated changes in the estimated total demand for our products and/or the estimated life cycles of the end products into which our products are designed can result in obsolete or excess inventories, requiring a write off or a reduction in the inventory value. Such a charge could have an adverse effect on our operating results and financial condition.

Sources for certain components, materials and equipment are limited, which could result in delays or reductions in product shipments.

We do not manufacture any of the starting wafers, packaging or passive components used in the production of our gallium arsenide ICs. Epitaxial wafers, packaging and passive components are available from a limited number of sources. To the extent that we are unable to obtain these materials, packaging or passive components in the required quantities, as has occurred from time to time in the past, we could experience delays or reductions in product shipments, which could materially and adversely affect our financial condition and results of operations.

We depend on a limited number of vendors to supply the equipment used in our manufacturing processes. When demand for semiconductor manufacturing equipment is high, lead times for delivery of such equipment can be substantial. We cannot assure you that we would not lose potential sales if required manufacturing equipment is unavailable and, as a result, we are unable to maintain or increase our production levels. A delay for any reason in increasing capacity would limit our ability to increase sales volumes, which could harm our relationships with customers.

We may pursue selective investments, acquisitions and alliances; the management and integration of additional operations could be expensive and divert management time and acquisitions may dilute the ownership of our stockholders.

Although we have invested in the past, and intend to continue to invest, significant resources in internal research and development activities, the complexity and rapidity of technological changes and the significant expense of internal research and development make it impractical for us to pursue development of all technological solutions on our own. On an ongoing basis, we review investment, alliance and acquisition prospects that would complement our product offerings, augment our market coverage or enhance our technological capabilities. Our ability to complete acquisitions or alliances is dependent upon, and may be limited to, the availability of suitable candidates and capital. In addition, acquisitions and alliances involve risks that could materially adversely affect our financial condition and results of operations, including the management time that may be diverted from operations in order to pursue and complete such transactions and difficulties in integrating and managing the additional operations and personnel of acquired companies.

We cannot assure you that we will be able to obtain the capital necessary to consummate acquisitions or alliances on satisfactory terms, if at all. Further, any businesses that we acquire will likely have their own capital needs, which may be significant, and which we could be called upon to satisfy independent of the acquisition price. Future acquisitions or alliances could result in the incurrence of debt, costs and contingent liabilities, all of which could materially adversely affect our financial condition and results of operations. Any debt could subject us to substantial and burdensome covenants.

The growth that may result from future acquisitions or alliances may place significant strains on our resources, systems and management. If we are unable to effectively manage such growth by implementing systems, expanding our infrastructure and hiring, training and managing employees, our financial condition and results of operations could be materially adversely affected.

In addition, if we issue equity securities in order to acquire another business, our stockholders’ interest in us, or the combined company, could be materially diluted. Further, in periods following an acquisition, we will be required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings.

We have implemented cost restructuring programs in the past and may need to again in the future.

We implemented cost restructuring programs in the past, including in 2012 and in 2013, and may need to implement such programs again in the future. Such restructuring programs are costly to implement and may inadequately address the operating environment. No assurance can be given that the implementation of cost reduction programs will generate the anticipated cost savings and other benefits or that future or additional measures may be required. We could incorrectly anticipate the extent and term of the market decline and weakness for our products and services and we may be forced to restructure further or may incur future operating charges due to poor business conditions.

The variability of our manufacturing yields may affect our gross margins.

Our manufacturing yields vary significantly among products, depending on the complexity of a particular IC’s design and our experience in manufacturing that type of IC. We have experienced difficulties in achieving planned yields in the past, particularly in pre-production and upon initial commencement of full production volumes, which have adversely affected our gross margins.

Regardless of the process technology used, the fabrication of ICs is a highly complex and precise process. Problems in the fabrication process can cause a substantial percentage of wafers to be rejected or numerous ICs on each wafer to be nonfunctional, thereby reducing yields. These difficulties can include: (i) defects in masks, which are used to transfer circuit patterns onto our wafers; (ii) impurities in the materials used; (iii) operator errors; (iv) contamination of the manufacturing environment; (v) equipment failure; and (vi) interruptions in electrical supply.

Many of our manufacturing costs are fixed and average selling prices for our products tend to decline over time. Therefore, it is critical for us to increase the number of shippable ICs per wafer and increase the production volume of wafers in order to maintain or improve our results of operations. Yield decreases can result in substantially higher unit costs, which could materially and adversely affect our financial condition and results of operations and have done so in the past. We cannot assure you that we will not suffer periodic yield problems, particularly during the early production of new products or introduction of new process technologies. If any new yield problems were to arise or any existing yield problems were to continue, our financial condition and results of operations could be materially and adversely affected.

Unfavorable general economic conditions in individual or world markets could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown in the United States or in one or more of our other major markets, could result in lower demand for some of our products, longer sales cycles or increased price competition. Our customer base includes OEMs and ODMs that are reliant on consumer demand. Consumers may seek to reduce discretionary spending, which could soften demand for our customers’ products and could negatively affect our financial performance. In addition our vendors may be unable to support our production requirements, resulting in delay or non-delivery of inventory shipments.

Our gallium arsenide semiconductors may cease to be competitive with silicon alternatives.

Among our product portfolio, we manufacture and sell gallium arsenide semiconductor devices and components, principally PAs and switches, which tend to be more expensive than their silicon counterparts. The cost differential is due to higher costs of raw materials for gallium arsenide and higher unit costs associated with smaller sized wafers and lower production volumes. We expect the cost of producing gallium arsenide devices, which exceed the costs of producing their silicon counterparts, to continue for the foreseeable future. In addition, silicon semiconductor technologies are widely-used process technologies for certain ICs and these technologies continue to improve in performance. Therefore, to remain competitive, we must offer gallium arsenide products that provide superior performance over their silicon-based counterparts. If we do not continue to offer products that provide sufficiently superior performance to justify their higher cost, our financial condition and results of operations could be materially and adversely affected. We cannot assure you that there will continue to be products and markets that require the performance attributes of gallium arsenide solutions.

We face a risk that capital needed for our business will not be available when we need it.

In the future, we may decide to access sources of financing to fund growth opportunities. Taking into consideration our combined cash and marketable securities balance of $51.5 million as of December 31, 2012, we believe that our existing sources of liquidity will be sufficient to fund our research and development, capital expenditures, working capital requirements, interest and other financing requirements for at least the next twelve months.

However, there is no assurance that the capital required to fund these expenditures will be available in the future. Conditions existing in the U.S. capital markets, as well as the then current condition of the Company, will affect our ability to raise capital, as well as the terms of any financing. We may not be able to raise enough capital to meet our capital needs on a timely basis or at all. Failure to obtain capital when required could have a material adverse effect on us.

In addition, any strategic investments and acquisitions that we may make to help us grow our business may require additional capital. We cannot assure you that the capital required to fund these investments and acquisitions will be available in the future.

The liquidity and valuation of our investments in marketable securities could be affected by disruption in financial markets.

We maintain investments in financial instruments including corporate debt obligations, auction rate securities, and government-related obligations, which included $5.7 million carrying value of auction rate securities at December 31, 2012. These investments must be supported by actively trading financial markets in order to be liquid investments. Financial markets can temporarily or permanently have an imbalance of buyers and sellers that can impact valuations and liquidity. Auction rate markets have experienced imbalances since late 2007 and may continue to be imbalanced. Such imbalances could negatively impact the fair value of our investments, requiring a charge against income as has occurred in the past, our access to cash and the liquidity of our marketable securities. We cannot assure you that our marketable securities could be sold for their carrying value or in our required time frame to support our intermediate term cashflow and liquidity needs.

Our success depends on our ability to attract, retain and motivate qualified personnel.

A small number of key executive officers manage our business. Their departure could have a material adverse effect on our operations. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified manufacturing personnel, technical sales and marketing personnel, design and application engineers, as well as senior management. We believe that there is, and will continue to be, intense competition for qualified personnel in the semiconductor industry as the emerging broadband wireless and wireline communications markets develop. We cannot be sure that we will be successful in retaining our key personnel or in attracting and retaining the highly qualified personnel noted above, especially during periods of poor operating performance and/or declines in the price of our common stock. The loss of the services of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could have a material effect on our ability to operate our business, to implement our business strategy and to respond to the rapidly changing market conditions in which we operate. We do not presently maintain key-man life insurance for any of our key executive officers.

We are subject to stringent environmental laws and regulations both domestically and abroad.

We are subject to a variety of federal, state, local and foreign laws and regulations governing the protection of the environment. These environmental laws and regulations include those related to the use, storage, handling, discharge and disposal of toxic or otherwise hazardous materials used in or resulting from our manufacturing processes. Failure to comply with environmental laws and regulations could subject us to substantial liability or force us to significantly change our manufacturing operations. In addition, under some of these laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause the contamination. Although we are aware of contamination resulting from historical third-party operations at one of our facilities, a prior owner of such facility has been performing, and paying for the costs associated with, remediation of this property pursuant to an agreement with the state environmental regulatory authority. However, we cannot assure you that such prior owner will continue to do so or that we will not incur any material costs or liabilities associated with compliance with environmental laws in the future.

We may not be successful in protecting our intellectual property rights or in avoiding claims that we infringe on the intellectual property rights of others.

Our success depends in part on our ability to obtain patents and copyrights. Despite our efforts to protect our intellectual property, unauthorized third parties may violate our patents or copyrights. In addition to intellectual property that we have patented and copyrighted, we also rely on trade secrets, technical know-how and other non-patented proprietary information relating to our product development and manufacturing activities, which we seek to protect, in part, by entering into confidentiality agreements with our collaborators and employees. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

We seek to operate without infringing on the intellectual property rights of third parties. As is typical in the semiconductor industry, we have been notified, and may be notified in the future, that we may be infringing on certain patents and/or other intellectual property rights of other parties. We cannot assure you that we will not be subject to litigation to defend our products or processes against claims of patent infringement or other intellectual property claims. Any such litigation could result in substantial costs and diversion of our resources. If we infringe on the intellectual property rights of others, we cannot assure investors that we would be able to obtain any required licenses on commercially reasonable terms and we may be required to pay substantial damages, including treble damages, and cease production of our work product or use of one or more manufacturing processes. Even if we are ultimately successful, patent litigation can be time consuming, disruptive to management and expensive. If any of the foregoing were to occur, our financial condition and results of operations could be materially adversely affected.

We have had significant volatility in our stock price which may continue in the future. Therefore, you may be unable to sell shares of our common stock at or above the price you paid for such shares.

The trading price of our common stock has and may continue to fluctuate significantly. Such fluctuations may be influenced by many factors, including: (i) our operating results and prospects; (ii) the operating results and prospects of our major customers; (iii) announcements by our competitors; (iv) the depth and liquidity of the market for our common stock; (v) investor perception of us and the industry in which we operate; (vi) changes in our earnings estimates or buy/sell recommendations by analysts covering our stock; (vii) general financial and other market conditions; and (viii) domestic and international economic conditions.

Public stock markets have experienced extreme price and trading volume volatility, particularly in the technology sectors of the market. This volatility significantly affected and may in the future affect the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may materially and adversely affect the market price of our common stock.

In addition, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction, particularly when viewed on a quarterly basis.

New regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers.

On August 22, 2012, under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the SEC adopted new requirements for companies that use certain minerals and metals, known as “conflict minerals”, in their products, whether or not these products are manufactured by third parties. These requirements will require companies to perform due diligence, disclose and report whether or not such minerals originate from the Democratic Republic of Congo and adjoining countries. The implementation of these new requirements could adversely affect the sourcing, availability and pricing of minerals used in the manufacture of semiconductor devices, including our products. In addition, we will incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products. Since our supply chain is complex, we may not be able to sufficiently verify the origins for these minerals and metals used in our products through the due diligence procedures that we implement, which may harm our reputation. In such event, we may also face difficulties in satisfying customers who require that all of the components of our products are certified as conflict mineral free.

Certain provisions in our governing documents and of Delaware law could deter, delay or prevent a third party from acquiring us and that could deprive shareholders of an opportunity to obtain a takeover premium for our common stock.

Our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law contain provisions that could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from attempting to acquire control of us. In addition, we have a stockholders’ rights agreement that under certain circumstances would significantly impair the ability of third parties to acquire control of us without prior approval of our board of directors.

Together, our amended and restated certificate of incorporation, our amended and restated by-laws, certain provisions of Delaware law and our stockholders’ rights agreement may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for our common stock and could also limit the price that investors may be willing to pay in the future for our common stock.

Risks Relating to this Offering

Our common stock could be delisted from trading on The NASDAQ Global Market if we fail to maintain a minimum stock price of $1.00 per share over a 30 day trading period, and other listing standards. A notification of delisting or a delisting will hurt our stock price, make it difficult for stockholders to sell our common stock, limit our ability to raise capital and adversely affect our credit.

The listing of our common stock on The NASDAQ Global Market is subject to compliance with NASDAQ’s continued listing standards, including:

•	an average closing price of our stock above $1.00 per share over a consecutive 30 day trading period; and

•	an average market capitalization of our common stock greater than $50 million over a consecutive 30 day trading period or total stockholders’ equity of greater than $50 million.

In recent years we have lost substantial market capitalization and stockholders’ equity, and our stock price has at times approached $1.00 per share. If we do not satisfy the above and all other NASDAQ continued listing standards, we will receive a notification of deficiency and our common stock could be delisted from NASDAQ unless we cure the deficiency during the time provided by NASDAQ. If NASDAQ were to delist our common stock, it would harm our stock price and the liquidity of our common stock and make it significantly more difficult for our stockholders to sell our common stock at prices comparable to those in effect prior to delisting or at all.

We have never paid dividends and do not anticipate paying any dividends on our common stock in the future, so any short-term return on your investment will depend on the market price of our common stock.

We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of any future debt agreements could restrict and limit payments or distributions in respect of our common stock.

We have not identified any specific use of the net proceeds of this offering of shares of common stock and we may not use these proceeds effectively.

Any funds received may be used by us for any corporate purpose, which may include pursuit of other business combinations, expansion of our operations, share repurchases or other uses. The failure of our management to use the net proceeds from this offering of shares of common stock effectively could have a material adverse effect on our business and may have an adverse effect on our earnings per share. In addition, our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

Future sales of our common stock in the public market could cause our stock price to fall.

The sale of substantial amounts of our common stock could adversely impact our stock price. As of February 15, 2013, we had outstanding approximately 71,863,283 shares (excluding 114,574 shares held in Treasury and 880,755 shares of our restricted stock units subject to shareholder approval) of our common stock and options to purchase approximately 1,982,243 shares of our common stock (all of which were exercisable as of that date) and restricted stock units outstanding of approximately 1,501,546 shares of our common stock (over the related vesting period, primarily ranging up to three years). We also had outstanding approximately no stock appreciation rights as of February 15, 2013. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. Lack of research coverage may adversely affect the market price of our common stock. We will not have any control of the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

You will experience immediate dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer dilution in the net tangible book value of the common stock you purchase in this offering. Based on an offering price to the public of $2.00 per share, if you purchase shares of common stock in this offering, you will suffer immediate dilution of $0.48 per share in the net tangible book value of the common stock. See the section entitled “Dilution” infra for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

USE OF PROCEEDS

Based on an offering price of $2.00 per share, we estimate that the net proceeds to us from this offering will be approximately $18.4 million (or approximately $21.2 million if the underwriters’ option to purchase additional securities is exercised in full), after deducting the underwriting discount and estimated offering expenses payable by us.

We currently intend to use the net proceeds from the sale of the securities offered hereby for working capital and general corporate purposes. We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of this offering. Pending the application of the net proceeds for these purposes, we intend to invest the net proceeds in short term marketable securities.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on The NASDAQ Global Market under the symbol “ANAD” since April 20, 1995. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock on The NASDAQ Global Market.

	High	Low
Calendar 2012
Fourth Quarter	$2.60	$1.14
Third Quarter	1.90	1.05
Second Quarter	2.50	1.64
First Quarter	3.22	2.19
Calendar 2011
Fourth Quarter	$2.90	$1.92
Third Quarter	3.44	2.12
Second Quarter	4.51	2.82
First Quarter	8.20	3.96
Calendar 2013
First Quarter (through March 13, 2013	$2.87	$1.74

The table above shows only historical information. This may not be meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

DIVIDENDS

We have never declared any dividends on our common stock and have no present plans to pay cash dividends. We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operation, contractual restrictions, capital requirements, prospects and other factors our board of directors may deem relevant.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards.

The net tangible book value of our common stock as of December 31, 2012 was approximately $106 million, or $1.48 per share. After giving effect to our sale of shares of common stock we are offering through this prospectus supplement and the accompanying prospectus, at a public offering price of $2.00 per share, and after deducting the underwriting discount and estimated offering expenses, our net tangible book value as of December 31, 2012 would have been approximately $124.4 million, or $1.52 per share. This represents an immediate increase in net tangible book value of $0.04 per share to existing stockholders and an immediate dilution of $0.48 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Public offering price per share		$2.00
Net tangible book value per share as of December 31, 2012	$1.48
Increase per share giving effect to this offering	0.04

As adjusted net tangible book value per share after giving effect to this offering		1.52

Dilution per share to new investors		$0.48

If the underwriters exercise the option to purchase additional shares granted by us in full, the as adjusted net tangible book value as of December 31, 2012 will increase to approximately $127.2 million, or $1.53 per share, representing an increase to existing stockholders of approximately $0.05 per share, and an immediate dilution of approximately $0.47 per share to new investors.

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options less than the offering price per share in this offering or the release of shares upon vesting of restricted stock units. The number of shares of our common stock in the calculations above is based on 71,738,317 shares outstanding as of December 31, 2012, and excludes, as of that date:

•

2,495,176 shares of common stock issuable upon exercise of outstanding options as of December 31, 2012 at a weighted average exercise price of $4.89 per share, of which 2,011,348 were exercisable at December 31, 2012;

•

1,429,606 shares of common stock issuable upon the release of outstanding restricted stock units granted under our equity Long-Term Incentive Plan with a weighted average grant date fair value of $4.63 per share (excluding 956,375 shares of our restricted stock units subject to shareholder approval);

•	1,240,922 shares of common stock reserved for future issuance under our Long-Term Incentive Plan; and

•	2,655,706 shares of our common stock available for issuance pursuant to our employee stock purchase plan.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. Needham & Company, LLC is acting as representative of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Needham & Company, LLC	8,500,000
Craig-Hallum Capital Group LLC	1,500,000

Total	10,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

The underwriting agreement provides that we will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make in respect thereof.

We have granted an option to the underwriters to purchase up to additional shares of common stock at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus supplement. This option is exercisable during the 30-day period after the date of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If this option is exercised, each of the underwriters will purchase approximately the same percentage of the additional shares as the number of shares of common stock to be purchased by that underwriter, as shown in the table above, bears to the total shown.

The representative has advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement. The underwriters may offer shares to securities dealers, who may include the underwriters, at that public offering price less a concession of up to $0.075 per share. After the offering to the public, the offering price and other selling terms may be changed by the representative.

The following table shows the per share and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Total
	Per Share	No Exercise	Full Exercise
Paid by us	$0.125	$1,250,000	$1,437,500

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $373,000, which includes approximately $100,000 that we have agreed to reimburse the underwriters for out-of-pocket expenses incurred by them in connection with this offering.

In no event will the total amount of compensation paid to any member of the Financial Industry Regulatory Authority, Inc. upon completion of this offering exceed 8.0% of the maximum gross proceeds of the offering.

We have agreed not to offer, sell, contract to sell, pledge, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus supplement, subject to certain exemptions, without the prior written consent of Needham & Company, LLC. This agreement does not apply to any existing employee benefit plans. Our directors and executive officers have agreed not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares of common stock, options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock, for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Needham & Company, LLC waives, in writing, such an extension.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus supplement. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our common stock, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase that stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock on The NASDAQ Global Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•

net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Passive market making may stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

The underwriters and their affiliates have either provided, or may in the future provide, various investment banking and other financial services for us, for which they either have received, or may receive in the future, customary fees.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Lowenstein Sandler LLP, New York, New York, is acting as counsel for the underwriters in connection with certain legal matters relating to the shares of common stock offered by this prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements and schedule and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and the other information we file with the SEC contain additional information about us. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. You can also inspect these materials at the offices of the Nasdaq Stock Market, at 1735 K Street, N.W., Washington, D.C. 20006. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports are available free of charge on our website at www.anadigics.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on, or accessible through, our website is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings and is not part of these filings.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that may be offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For more information about us and the securities covered by this prospectus, you should see the registration statement and its exhibits and schedules. Any statement made in this prospectus concerning the provisions of documents may be incomplete, and you should refer to the copy of such documents filed as an exhibit to the registration statement with the SEC.

GLOSSARY

Term	Definition
802.11	Is an IEEE set of standards for wireless local area networks.
CATV	Cable Television is the distribution of television programs, voice communications, and data access via radio frequency signals transmitted through coaxial cables.
CDMA	Code Division Multiple Access is a wireless standard for voice and data communication primarily used in the United States, South Korea, and Japan.
EVDO	Evolution Data Optimized is the evolution of CDMA networks to deliver greater data throughput.
FEIC	Front-End Integrated Circuit is an RF die that typically contains the power amplifier, RF switch, and low noise amplifier to save space and reduce design time for manufacturers.
FEM

Front-End Module is an RF package of multiple die that typically contains the power amplifier, RF switch, low noise amplifier, and additional discrete components to save space and reduce design time for manufacturers.

GaAs	Gallium Arsenide is a process technology commonly used in the manufacturing of RF semiconductors.
HSPA	High Speed Packet Access is an evolution of the WCDMA wireless standard that is deployed around the world to provide greater data throughput
IC	Integrated Circuit.
ILD	Inter Layer Dielectric is material used to electrically separate closely spaced interconnect lines.
LAN	Local Area Network is an interconnection of computers and other electronic devices in a limited area, such as a home, school, or business.
LTE	Long Term Evolution is a 4G wireless standard that is currently being deployed around the world as a high-speed data connectivity compliment to existing CDMA/EVDO and WCDMA/HSPA networks.
M2M	Machine-to-Machine refers to technologies that allow systems and components to communicate with each other, such as sensors and meters.
ODM	Original Design Manufacturers.
OEM	Original Equipment Manufacturers.
RF	Radio Frequency describes communications properties.
WCDMA	Wideband Code Division Multiple Access is a wireless standard for voice and data communications, commonly used around the world as a compliment to slower GSM/EDGE networks.
WiFi	Is a WLAN network product that adheres to IEEE 802.11 standards.
WiMAX	Worldwide Interoperability for Microwave Access is a 4G wireless broadband standard that is being deployed primarily in Asia and North America.

PROSPECTUS
$60,000,000

ANADIGICS, Inc.

Convertible Debt
Convertible Preferred Stock
Common Stock

We may offer from time to time up to $60,000,000 of any combination of securities described in this prospectus.

The securities:

·  will have a maximum aggregate offering price of $60,000,000;

·  will be offered at prices and on terms to be set forth in one or more accompanying prospectus supplements;

·  may be denominated in U.S. dollars or in other currencies or currency units;

·  may be offered separately or together, or in separate series; and

·  may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.

ANADIGICS, Inc.’s common stock is listed on the NASDAQ National Market under the symbol “ANAD.”

Investing in our securities involves risks.  See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities may be sold from time to time directly, through agents or through underwriters and/or dealers. If any agent of the issuer or any underwriter is involved in the sale of the securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus and the accompanying prospectus supplement.  No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter, dealer or agent.  Neither this prospectus nor the accompanying prospectus supplement constitutes an offer to sell or a solicitation of an offer to buy securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information provided by this prospectus or the accompanying prospectus supplement is accurate as of any date other than the respective dates on the front of those documents.

The date of this prospectus is August 14, 2012

In this prospectus and in the accompanying prospectus supplement, unless the context requires otherwise, references to “ANADIGICS,” “Company,” “we,” “us” and “our” mean ANADIGICS, Inc. and its subsidiaries.

 i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, the “Commission” or the “SEC,” utilizing a “shelf” registration process.  Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to an aggregate offering price of $60,000,000.  This prospectus provides you with a general description of the securities we may offer.  This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC.  For additional information regarding ANADIGICS and the offered securities, please refer to the registration statement.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING INFORMATION

CERTAIN STATEMENTS IN THIS PROSPECTUS OR DOCUMENTS INCORPORATED HEREIN BY REFERENCE ARE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED) THAT INVOLVE RISKS AND UNCERTAINTIES.  THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS WE “BELIEVE,” “ANTICIPATE,” “EXPECT” OR WORDS OF SIMILAR IMPORT.  SIMILARLY, STATEMENTS THAT DESCRIBE OUR FUTURE PLANS, OBJECTIVES, ESTIMATES OR GOALS ARE FORWARD-LOOKING STATEMENTS.  THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.  YOU ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISK AND UNCERTAINTIES, AS WELL AS ASSUMPTIONS THAT IF THEY MATERIALIZE OR PROVE INCORRECT, COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.  FURTHER, ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACT, ARE STATEMENTS THAT COULD BE DEEMED FORWARD-LOOKING STATEMENTS.  WE ASSUME NO OBLIGATION AND DO NOT INTEND TO UPDATE THESE FORWARD-LOOKING STATEMENTS, EXCEPT AS MAY BE REQUIRED BY LAW.  IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS AND DEVELOPMENTS TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS PRESENTED HEREIN INCLUDE THE RISK FACTORS DISCUSSED IN THIS PROSPECTUS, AS WELL AS THOSE DISCUSSED IN THE DOCUMENTS WE INCORPORATE BY REFERENCE HEREIN.

ANADIGICS, INC.

We are a leading provider of semiconductor solutions in the growing broadband wireless and wireline communications markets.  Our products include radio frequency (RF) power amplifiers (PAs), tuner integrated circuits, active splitters, line amplifiers and other components, which can be sold individually or packaged as integrated front end modules (FEMs).  We believe that we are well-positioned to capitalize on the high growth and convergence occurring in the voice, data and video segments of the broadband wireless and wireline communications markets.  Our RF power amplifier products enable mobile handsets, datacards and other devices to access third and fourth generation (3G and 4G) wireless networks utilizing international standards including LTE (Long Term Evolution), WCDMA (Wideband Code Division Multiple Access), HSPA (High Speed Packet Access), CDMA (Code Division Multiple Access), EVDO (Evolution Data Optimized) and WiMAX (Worldwide Interoperability for Microwave Access).  Our WiFi products enable connectivity for wireless mobile devices and other computing devices.  Our CATV (Cable Television) products enable fixed-point, wireline broadband communications over CATV infrastructure as well as cable modem and set-top box products.  Our Wireless infrastructure products support operator commitments worldwide to optimize the increasing demands for subscriber data through deployment of new small-cell base stations as part of a heterogeneous network.

Our business strategy focuses on enabling anytime, anywhere connectivity which enhances the consumer’s broadband and wireless experience.  We develop RF front end solutions for communications equipment manufacturers and we partner with industry-leading wireless and wireline chipset providers who incorporate our solutions into their reference designs.  Our solutions cost-effectively enhance communications devices by improving RF performance, efficiency, reliability, time-to-market and integration while reducing the size, weight and cost of these products.

We were incorporated in Delaware.  Our principal executive offices are located at 141 Mt.  Bethel Road, Warren, New Jersey 07059.  Our telephone number is (908) 668-5000.

RISK FACTORS

Investing in our securities involves risk.  The prospectus supplement applicable to the securities we offer will contain a discussion of risks applicable to an investment in ANADIGICS and to the securities we are offering under that prospectus supplement.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

THE SECURITIES WE MAY OFFER

We may offer our common shares, convertible preferred shares and/or convertible debt to purchase any of such securities, with a total value of up to $60,000,000, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering.  This prospectus provides you with a general description of the securities we may offer.  Each time we offer a type or series of securities, we may provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	rates and times of payment or interest or dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness.

Convertible Debt Securities.  We may offer convertible debt securities from time to time, in one or more series, as senior or subordinated debt. The convertible subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness.  Convertible debt securities will be convertible into or exchangeable for our common shares or our other securities.  Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The convertible debt securities will be issued under one or more documents called indentures, which are contracts between us and a to be named national banking association or other eligible party, as trustee.  In this prospectus, we have summarized certain general features of the debt securities.  We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities.  Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

Common Shares.  We may issue common shares from time to time.  Holders of common shares are entitled to one vote per share on all matters submitted to a vote of shareholders.  Subject to the rights of any series of preferred shares issued from time to time, all actions submitted to a vote of shareholders shall be voted on by the holders of common shares, voting together as a single class, except as provided by law.

Preferred Shares.  We may issue convertible preferred shares from time to time, in one or more series.  Our board of directors shall determine the rights, preferences, privileges and restrictions of the preferred shares, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series.  Convertible preferred shares will be convertible into our common shares or convertible into or exchangeable for our other securities.  Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we sell any series of preferred shares under this prospectus and applicable prospectus supplements, we will fix the rights, preferences, privilege qualifications and restrictions of the preferred shares of such series in the resolutions creating that series.  We will incorporate by reference into the registration statement of which this prospectus is a part the form of any resolutions that set out the terms of the series of preferred shares we are offering before the issuance of such series of preferred shares.  We urge you to read the prospectus supplements related to the series of preferred shares being offered, as well as the complete resolutions that set out such series of preferred shares.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges and the amount of deficiency for periods in which the ratio indicates less than one-to-one coverage:

	Six Months Ended June 30, 2012	Six Months Ended July 2, 2011	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Changes (1)	N/A	N/A	N/A	1.94x	N/A	N/A	3.14x
(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of (loss) income before benefit from income taxes and loss from discontinued operations plus fixed charges.  Fixed charges consist of interest charges and that portion of rent expense that we believe to be representative of interest.  Losses before income taxes and discontinued operations were not sufficient to cover fixed charges by $49.3 million, $57.4 million, and $41.9 million for the years ended December 31, 2011, 2009 and 2008 respectively.  Losses before income taxes and discontinued operations were not sufficient to cover fixed charges by $36.8 million and $23.7 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

USE OF PROCEEDS

Unless we set forth other uses of proceeds in the prospectus supplement, we will use the net proceeds of the sale of the securities described in this prospectus and any prospectus supplement for general corporate purposes.  These may include, among other uses, the reduction of outstanding indebtedness, working capital purposes, capital expenditures or acquisitions.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, directly to one or more purchasers or any combination of such methods.  A prospectus supplement or supplements will describe the terms of the offering of the securities, including;

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale.  The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement.  We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement.  Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.  We may use underwriters with whom we have a material relationship.  We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time.  We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.  Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities.  Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than common shares, will be new issues of securities with no established trading market.  Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.  Those activities may cause the price of the securities to be higher than it would otherwise be.  If commenced, the underwriters may discontinue any of the activities at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus and any supplemental prospectus.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

The following description sets forth some general terms and provisions of the convertible debt securities we may offer, but is not complete. The particular terms of the convertible debt securities offered, and the extent to which the general provisions may or may not apply to the debt securities so offered, will be described in the prospectus supplement relating to the particular debt securities. For a more detailed description of the terms of the convertible debt securities, please refer to the indenture (as supplemented) relating to the issuance of the particular debt securities.

Any senior convertible debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture. As used in this registration statement, the term “indentures” refers to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. As used in this registration statement, the term “debt trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of some material provisions of the convertible debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture (as supplemented) applicable to a particular series of debt securities, including the definitions therein of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture will be identical.

General

If applicable, each prospectus supplement will describe the following terms relating to a series of debt securities:

•	the title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated, the terms of subordination;

•	any limit on the amount of debt securities that may be issued;

·	whether any of the debt securities will be issuable, in whole or in part, in temporary or permanent global form or in the form of book-entry securities;

·	the maturity dates of the debt securities;

•
the annual interest rates (which may be fixed or variable) or the method for determining the rates and the dates interest will begin to accrue on the debt securities, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining the dates;

•	the places where payments with respect to the debt securities shall be payable;

•	our right, if any, to defer payment of interest on the debt securities and the maximum length of any deferral period;

•
the date, if any, after which, and the prices at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

•
the dates, if any, on which, and the prices at which we are obligated,  pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and other related terms and provisions;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	any mandatory or optional sinking fund or similar provisions with respect to the debt securities;

•	the currency or currency units of payment of the principal of, premium, if any, and interest on the debt securities;

•	any index used to determine the amount of payments of the principal of, premium, if any, and interest on the debt securities and the manner in which the amounts shall be determined;

•	the terms pursuant to which the debt securities are subject to defeasance;

•	the terms and conditions, if any, pursuant to which the debt securities are secured; and

•	any other terms (which terms shall not be inconsistent with the applicable indenture) of the debt securities.

Conversion or Exchange Rights

The terms on which a series of debt securities may be convertible into or exchangeable for common stock or other of our securities will be detailed in the prospectus supplement relating thereto. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

Consolidation, Merger or Sale

Unless otherwise noted in a prospectus supplement, the indentures will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor or acquirer of the assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default Under the Indentures

Unless otherwise noted in a prospectus supplement, the following will be events of default under the indentures with respect to any series of debt securities issued:

•	failure to pay interest on the debt securities when due and the failure continues for 30 days and the time for payment has not been extended or deferred;

•	failure to pay the principal or premium of the debt securities, if any, when due;

•	failure to deposit any sinking fund payment, when due, for any debt security and, in the case of the subordinated indenture, whether or not the deposit is prohibited by the subordination provisions;

•
failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, and the failure continues for 60 days after we receive notice from the debt trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

•
failure by us to deliver common stock or other securities when the holder or holders of the debt securities elect to convert the debt securities into shares of common stock or other of our securities; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us.

The supplemental indenture or the form of note for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

If an event of default with respect to debt securities of any series occurs and is continuing, the debt trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and to the debt trustee if notice is given by the holders), may declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding:

•	payment of principal, premium, if any, or interest on the debt securities, or

•	certain covenants containing limitations on our ability to pay dividends and make payments on debt securities in certain circumstances.

Any waiver shall cure the default or event of default.

Subject to the terms of the indentures (as supplemented), if an event of default under an indenture shall occur and be continuing, the debt trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless the holders have offered the debt trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee, or exercising any trust or power conferred on the debt trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;

•	the debt trustee may take any other action deemed proper by it which is not inconsistent with the direction; and

•
subject to its duties under the Trust Indenture Act of 1939, as amended, the debt trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures, appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the debt trustee of a continuing event of default with respect to that series;

•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and the holders have offered reasonable indemnity to the debt trustee to institute proceedings; and

•
the debt trustee does not institute a proceeding and holders of a majority in principal amount of the total outstanding securities have not given the debt trustee a direction inconsistent with such written request within 60 days after the notice, request and offer.

These limitations will not apply to a suit instituted by a holder of debt securities if we default in the payment of principal, premium, if any, or interest on the debt securities.

We will periodically file statements with the debt trustee regarding our compliance with certain of the covenants in the indentures.

Modification of Indenture; Waiver

We and the debt trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series;

•	to provide for the assumption by a successor person or the acquirer of all or substantially all of our assets of our obligations under such indenture;

•	to evidence and provide for successor trustees;

•	to add, change or eliminate any provision affecting only debt securities not yet issued; and

•	to comply with any requirement of the SEC in connection with qualification of an indenture under the Trust Indenture Act of 1939, as amended.

In addition, subject to the indentures (as supplemented), the rights of holders of a series of debt securities may be changed by us and the debt trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

•	extend the fixed maturity of the series of debt securities;

•	change any obligation of ours to pay additional amounts with respect to the debt securities;

•	reduce the principal amount or reduce the rate of, or extend the time of payment of, interest, or any premium payable upon the redemption of any debt securities;

•	reduce the amount of principal of an Original Issue Discount Security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, the debt security (if applicable);

•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	if the debt securities arc secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the secured debt securities;

•
reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults; or

•	modify any of the above provisions.

Form, Exchange and Transfer

The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to the series.

At the option of the holder, subject to the terms of the indentures (as supplemented) and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

•
issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing, or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

Information Concerning the Debt Trustee

The debt trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically detailed in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debt trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses, and liabilities that it might incur. The debt trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the payment of interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder.  Unless otherwise indicated in the prospectus supplement, the corporate trust office of the debt trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series.  Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement.  We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or the debt trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Subordination of Subordinated Debt Securities

Any subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. Unless otherwise noted in a prospectus supplement, the subordinated indenture will not limit the amount of subordinated debt securities which we may issue, nor will it limit us from issuing any other secured or unsecured debt.

Original Issue Discount

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity, and

•	provides that upon redemption or acceleration of maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement. In addition, United States federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Under the indentures, we will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, to reopen a previous issue of a series without the consent of the holders of debt securities and issue additional debt securities of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

DESCRIPTION OF CAPITAL STOCK

ANADIGICS has 150,000,000 authorized shares of capital stock, consisting of 144,000,000 shares of common stock, par value $.01 per share, 1,000,000 shares of non-voting common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.  As of June 30, 2012, we had 70,975,885 shares of common stock outstanding and no shares of preferred stock or non-voting common stock outstanding.

The following is a summary of certain provisions of Delaware law and our certificate of incorporation and by-laws.  This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and by-laws.

Description of Common Stock and Non-Voting Common Stock

The rights of holders of common stock and non-voting common stock are identical except for voting and certain conversion privileges.  Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock and non-voting common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine.  The shares of common stock and non-voting common stock are not redeemable, and the holders thereof have no preemptive or subscription rights to purchase any of our securities.  Upon liquidation, dissolution or winding up of ANADIGICS, the holders of common stock and non-voting common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.  Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.  Holders of non-voting common stock are not entitled to vote, except as required by law or in the case of certain amendments to or modifications of our certificate of incorporation.  There is no cumulative voting.  Subject to restrictions in our certificate of incorporation, certain holders of common stock may convert, at any time, any or all of the shares of common stock held by such holders into non-voting common stock on a one-for-one basis.  Subject to restrictions in our certificate of incorporation and to certain regulatory limitations which may be imposed upon a holder thereof, the non-voting common stock is convertible on a one-for-one basis into common stock at any time at the option of the holder thereof.

Description of Preferred Stock

Under our certificate of incorporation, our board of directors is authorized, without further stockholder vote or action, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series.  As of April 4, 2009, our board of directors had authorized for issuance 30,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share, in connection with our Rights Plan (as described below) and no preferred shares were outstanding.

Issuances of preferred shares are subject to the applicable rules of the NASDAQ National Market or other regulatory organizations on whose systems our stock may then be quoted or listed.  The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock, including the loss of voting control to others.

Our board of directors, in approving the issuance of a series of convertible preferred stock, has the authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

•	the number of shares constituting that series and the distinctive designation of that series;

•
the dividend rate of that series, the conditions of and the time of payment thereof, whether dividends shall be cumulative, and, if so, the date or dates from which any cumulative dividends shall commence to accrue, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other class or series;

•	the voting rights of that series, if any, and the terms of such voting rights;

•
whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of any such redemption, including the date or dates upon or after which such shares shall be redeemable and the amount payable per share in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and conditions and amount of such sinking fund;

•
the rights of shares of that series in the event of a merger, acquisition, voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of ANADIGICS, and the relative rights of priority, if any, of payment of shares of that series over shares of any other class or series;

•
whether the issuance of any additional shares of that series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;

•
whether the shares of that series shall be convertible into or exchangeable for shares of any other class or series, or any other security of ANADIGICS or any other corporation, and, if so, the specification of such other class, series or type of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which the shares of the series shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; and

•
any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of that series as the board of directors may deem advisable and as shall not be inconsistent with the provisions of our certificate of incorporation and as permitted under the laws of the State of Delaware.

Description of Rights Plan

On December 17, 1998, our board of directors declared a dividend distribution of one right for each of our outstanding shares of common stock.

The distribution was payable to holders of record on December 31, 1998, the record date.  The right also attached to each share of common stock issued after the record date but before the distribution date or expiration date.  Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, at a price of $75.00 per one one-thousandth of a share, referred to as the purchase price, subject to adjustment.  The description and terms of the rights are set forth in a rights agreement, as amended, between us and Computershare (formerly known as Mellon Investor Services, L.L.C.), as rights agent.

Distribution Date; Transfer of Rights

Until the earlier to occur of:

•
ten calendar days following the shares acquisition date, the date of public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of common stock or other voting securities that have 18% or more of the voting power of the outstanding shares of our voting stock; or

•
ten calendar days, or such later date as may be determined by action of the board of directors prior to the shares acquisition date, following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in a person or group acquiring, or obtaining the right to acquire, beneficial ownership of voting stock having 18% or more of the voting power of the outstanding shares of voting stock, the rights will be evidenced, with respect to any of our common stock certificates outstanding as of the record date or issued after the record date but before the expiration date, by such common stock certificates.  We refer to the earlier of these two dates as the distribution date and we refer to any person or group that reaches such 18% threshold as an acquiring person.  The rights agreement provides that, until the distribution date, the rights will be transferred with and only with our common stock.  Until the distribution date, or earlier redemption or expiration of the rights, new common stock certificates issued after the record date will contain a notation incorporating the rights agreement by reference and the surrender for transfer of any of our common stock certificates outstanding as of the record date or issued after the record date but before the expiration date will also constitute the transfer of the rights associated with the common stock represented by such certificate.  As soon as practicable following the distribution date, separate certificates evidencing the rights, each referred to as right certificates, will be mailed to holders of record of our common stock as of the close of business on the distribution date and such separate certificates alone will evidence the rights.

The rights are not exercisable until the distribution date.  The rights will expire at the close of business on December 17, 2018, unless earlier redeemed or exchanged by us as described below.  We refer to such earliest date as the expiration date.

Exercise of Rights for Our Common Stock

In the event that a person becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, common stock or, in certain circumstances, cash, property or other of our securities having a value equal to two times the purchase price of the right.  In contrast, all rights that are or, under certain circumstances specified in the rights agreement, were beneficially owned by any acquiring person will be null and void.

Exercise of Rights for Shares of the Acquiring Company

In the event that, at any time following the shares acquisition date:

•	we are acquired in a merger or other business combination transaction, or

•	50% or more of our assets or earning power is sold or transferred,

each holder of a right, except rights which previously have been voided as set forth above, shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

Adjustments to Purchase Price

The purchase price payable, and the number of shares of this preferred stock (or common stock or other securities, as the case may be) issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of this preferred stock;

•
upon the grant to holders of this preferred stock of certain rights or warrants to subscribe or shares of this preferred stock or convertible securities at less than the current market price of this preferred stock; or

•
upon the distribution to holders of this preferred stock of evidence of indebtedness or assets, excluding regular periodic cash dividends out of earnings or retained earnings or dividends payable in this preferred stock, or of subscription rights or warrants, other than those referred to above.

With certain exceptions, no adjustment in the purchase price will be required after the earlier of three years from the date of the event giving rise to such adjustment or the expiration date.  In addition, no adjustment is required unless cumulative adjustments require an adjustment of at least 1% in such purchase price.  No fractional shares will be issued, and, instead of a fractional share issuance, an adjustment in cash will be made based on the market price of this preferred stock on the last trading date prior to the date of exercise.

Exchange and Redemption of Rights

At any time after the occurrence of the event set forth under “—Exercise of Rights for Our Common Stock” above, the board of directors may exchange the rights, other than the voided rights held by the acquiring person, in whole or in part, at an exchange ratio of one share of our common stock, or a fraction of a share of this preferred stock having the same market value, per right, subject to adjustment.

At any time prior to 5:00 P.M.  New York City time on the tenth calendar day following the shares acquisition date, we may redeem the rights in whole, but not in part, at a price of $.001 per right, such price being referred to as the redemption price.  Promptly upon the action of our board of directors electing to redeem the rights, we shall make a public announcement, and upon such action, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.  Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of ANADIGICS, including, without limitation, the right to vote or to receive dividends.

Terms of This Preferred Stock

This preferred stock will rank junior to all other series of our preferred stock with respect to payment of dividends and as to distributions of assets in liquidation.  Each share of this preferred stock will have a quarterly dividend rate per share equal to the greater of $1.00 or 1,000 times the per share amount of any dividend, other than a dividend payable in shares of common stock or a subdivision of the common stock, declared from time to time on the common stock, subject to certain adjustments.  This preferred stock will not be redeemable.  In the event of liquidation, the holders of this preferred stock will be entitled to receive a preferred liquidation payment per share of $1.00, plus accrued and unpaid dividends, or, if greater, an amount equal to 1,000 times the payment to be made per share of common stock, subject to certain adjustments.  Generally, each share of this preferred stock will vote together with the common stock and any other series of cumulative preferred stock entitled to vote in such manner and will be entitled to 1,000 votes, subject to certain adjustments.  In the event of any merger, consolidation, combination or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or other property, each share of this preferred stock will be entitled to receive 1,000 times the aggregate amount of stock, securities, cash and/or other property, into which or for which each share of common stock is changed or exchanged, subject to certain adjustments.  The foregoing dividend, voting and liquidation rights of this preferred stock are protected against dilution in the event that additional shares of common stock are issued pursuant to a stock split or stock dividend or distribution.  Because of the nature of this preferred stock’s dividend, voting, liquidation and other rights, the value of the one one-thousandth of a share of this preferred stock purchasable with each right is intended to approximate the value of one share of common stock.

Amendments to Terms of the Rights

Any of the provisions of the rights agreement may be amended by our board of directors prior to the earlier of the distribution date or shares acquisition date.  After the earlier of the distribution date or shares acquisition date, the provisions of the rights agreement may be amended by our board of directors in order to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person; provided, however, that no supplement or amendment may be made after the earlier of the distribution date or shares acquisition date that changes those provisions relating to the principal economic terms of the rights.

Antitakeover Effects of Provisions of the Charter, By-laws and Certain Other Agreements

Stockholders’ rights and related matters are governed by Delaware law and our certificate of incorporation and by-laws.  Certain provisions of Delaware law and our certificate of incorporation and by-laws, which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. Such provisions may also adversely affect prevailing market prices for our common stock.

Staggered Board of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes, each elected for a three-year term.  This provision could discourage a takeover attempt because at no time is a majority of the board of directors standing for re-election.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our by-laws contain advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors.  These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary no later than 90 days nor more than 120 days before the first anniversary date of our proxy statement in connection with our last annual meeting of stockholders.  The notice of stockholder nominations must set forth certain information about each nominee who is not an incumbent director.

Limitation of Liability of Directors

Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the unlawful payment of dividends, stock purchases or redemptions or for any transaction from which the director or officer derived an improper personal benefit.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prevents an “interested stockholder”, defined in Section 203, generally, as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a “business combination” with us for three years following the date such person became an interested stockholder unless:

•
before such person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
following the transaction in which such person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of our outstanding voting stock not owned by the interested stockholder.

The statute contains provisions enabling a corporation to avoid the statute’s restrictions. We have not sought to “elect out” of the statute, and therefore, the restrictions imposed by this statute will apply to us.

LEGAL MATTERS

Certain legal matters in connection with the validity of the securities of the Company will be passed upon for us by Cahill Gordon & Reindel llp, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements and schedule and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC.  These reports, proxy statements and the other information we file with the SEC contain additional information about us. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.  You may also read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.  You can also inspect these materials at the offices of the Nasdaq Stock Market, at 1735 K Street, N.W., Washington, D.C. 20006.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that may be offered hereby.  This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  For more information about us and the securities covered by this prospectus, you should see the registration statement and its exhibits and schedules.  Any statement made in this prospectus concerning the provisions of documents may be incomplete, and you should refer to the copy of such documents filed as an exhibit to the registration statement with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and information we file with the SEC after the date of this prospectus will automatically update and supersede the information included and the information incorporated by reference in this prospectus.

We incorporate by reference the following documents and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the inital registration statement and prior to effectiveness of the registration statement and after the date of effectiveness of the registration statement and prior to the termination of this offering:

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•	Our Annual Report on Form 10-K for the year ended December 31, 2011;

•
Our description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on March 8, 1995, including any amendments or report filed for the purpose of updating this description; and

•	Our description of ANADIGICS’ preferred share purchase rights contained in our registration statement on Form 8-A12G filed with the SEC on October 2, 2008.

On written or oral request, we will provide without charge a copy of any or all of the above documents incorporated by reference (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates).  You may request a copy of these documents by contacting us at:  Terrence G. Gallagher, Vice President and Chief Financial Officer, ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059, telephone:  (908) 668-5000.

10,000,000 Shares

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Needham & Company

Co-Manager

Craig-Hallum Capital Group